Exhibit 23.1



                                [GRAPHIC OMITTED]





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Central Virginia Bankshares, Inc.

We consent to incorporation by reference in the December 31, 1996, annual report on Form 10-KSB of Central Virginia Bankshares, Inc., of our report dated January 17, 1997, relating to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996.





/s/ Mitchell, Wiggins & Company LLP
Richmond, Virginia
January 17, 1997